Exhibit 99(H)

EXECUTION COPY

SUN CAPITAL PARTNERS II, LP

5200 Town Center Circle

Suite 470

Boca Raton, FL 33486

March 31, 2003

SAN Holdings, Inc.

900 W. Castleton Road, Suite 100

Castle Rock, CO 80104

Attn:       John Jenkins and Hugh O’Reilly

Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 31, 2003, by and among SAN Holdings, Inc., a Colorado corporation (“SANZ”), SAN Merger Subsidiary, Inc., a Delaware corporation, Sun Solunet, LLC, a Delaware limited liability company (“Sun”), and Solunet Storage Holding Corp., a Delaware corporation (“Holding”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in the Merger Agreement.

The Initial Guaranty

Subject to consummation of the transactions contemplated by the Merger Agreement and on the terms and conditions set forth herein, (i) Sun hereby agrees to assist SANZ and/or its subsidiaries in obtaining a new senior credit facility (or, in the event the parties hereto determine that a single senior credit facility is not commercially available or in the best interest of SANZ, a new secondary credit facility) (such new senior credit facility or new secondary credit facility collectively referred to herein as the “New Credit Facility”); and (ii) subject to the terms and conditions set forth herein, Sun Capital Partners II, LP (the “Fund”) hereby agrees to guaranty an aggregate of $3,000,000 of the outstanding indebtedness of SANZ and/or its subsidiaries arising under the New Credit Facility (the “Initial Guaranty”), provided that, notwithstanding the foregoing, (i) the Fund shall be required to provide the Initial Guaranty for only one (1) credit facility and (ii) the existing $3,000,000 guaranty of the Fund in favor of The CIT Group/Business Credit Inc. with respect to the current credit facility (as amended from time to time, the “CIT Credit Facility”) of Holding’s subsidiary (the “Holding Guaranty”) shall satisfy the Fund’s requirement of providing the Initial Guaranty so long as the CIT Credit Facility and the $3,000,000 Holding Guaranty remain outstanding.  In the event that from time to time the amount of the Holding Guaranty is permanently reduced, the aggregate amount of the Initial Guaranty which the Fund shall be obligated to provide hereunder shall, notwithstanding anything else contained herein to the contrary, equal the aggregate amount of any such reduction(s).  Once the Fund has provided the Initial Guaranty in the aggregate amount of $3,000,000, it shall have no obligation hereunder to guaranty a greater amount of outstanding indebtedness of SANZ and/or its subsidiaries.  The Initial Guaranty and Holding Guaranty may be released, in whole or in part, through the repayment of the underlying credit facility or by the mutual agreement of the Fund and SANZ.  In order to avoid any doubt, uncertainty or ambiguity, in no event shall the sum of the outstanding Holding Guaranty and outstanding Initial Guaranty exceed $3,000,000.

It shall be a condition precedent to the obligation of the Fund to provide the Initial Guaranty that the New Credit Facility be in form and substance satisfactory to the Fund in its good faith discretion.

Additional Guaranty

If so requested by SANZ, the Fund, in its sole discretion, may guaranty an additional $2,000,000 of the outstanding indebtedness of SANZ and/or its subsidiaries arising under the New Credit Facility  (the “Additional Guaranty”).  In such circumstances, in the event the Additional Guaranty is not released (whether through repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) within the eighteen month (18) period following the initial effective date of the Additional Guaranty, then SANZ shall issue to Sun warrants exerciseable for shares of SANZ Common Stock in substantially the form attached hereto as Annex A (the “Guaranty Warrants”).  The number of shares of SANZ Common Stock for which the Guaranty Warrants will be exerciseable shall equal the product of (i) 3,086,218 and (ii) a fraction, the numerator of which shall be the actual amount of the Additional Guaranty as of the end of such eighteen (18) month period, and the denominator of which shall be $2,000,000.

If the Additional Guaranty is not released (whether though repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) within the twenty-four (24) month period following the initial effective date of the Additional Guaranty, then SANZ shall issue to Sun additional Guaranty Warrants exerciseable for the number of shares of SANZ Common Stock equal to the product of (i) 641,292 and (ii) a fraction, the numerator of which shall be the actual amount of the Additional Guaranty as of the end of such twenty-four (24) month period, and the denominator of which shall be $2,000,000.  Thereafter, SANZ shall issue additional Guaranty Warrants to Sun at the end of every six (6) month period in which the Additional Guaranty has not been released (whether through repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) in an amount equal to the applicable Warrant Shares Amount (as defined below) and a fraction, the numerator of which shall be the actual amount of the Additional Guaranty as of the end of such six (6) month period, and the denominator of which shall be $2,000,000.  For purposes hereof, the “Warrant Shares Amount” is the amount set forth below under the heading “Warrant Shares Amount” for the applicable six (6) month period.

Six (6) Month Period	Warrant Shares Amount

30 months following the initial effective date of the Additional Guaranty	1,307,898

36 months following the initial effective date of the Additional Guaranty	1,342,776

42 months following the initial effective date of the Additional Guaranty	1,379,067

48 months following the initial effective date of the Additional Guaranty	1,416,849

54 months following the initial effective date of the Additional Guaranty	1,456,206

60 months following the initial effective date of the Additional Guaranty	1,497,226

In the event the Additional Guaranty is not released (whether though repayment of the New Credit Facility, by mutual agreement of the parties thereto or otherwise) within the sixty-six (66) month period following the initial effective date of the Additional Guaranty, then the Warrant Shares Amount shall equal the number of shares of SANZ Common Stock that would give Sun an additional 0.5% ownership of all shares of SANZ Common Stock outstanding as of the Closing after taking into account the Warrant Shares Amount.

In the event that any time following the issuance of the Additional Guaranty, SANZ provides written notice to the Fund that the lender(s) under the New Credit Facility has agreed to a reduction in the amount of the Additional Guaranty (such notice to include the written consent of such lender(s) to the reduction in the amount of the Additional Guaranty), then such Additional Guaranty shall automatically be terminated, and the Fund shall issue a new Additional Guaranty in the amount of the Additional Guaranty then terminated less the amount of such reduction (the “New Additional Guaranty”).  For purposes hereof, any reference to the Additional Guaranty shall include any New Additional Guaranty.

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This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within such state.  This letter agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Very truly yours,

Sun Capital Partners II, LP

By: Sun Capital Advisors II, LP
Its: General Partner

By: Sun Capital Partners, LLC
Its: General Partner

By:	/s/ M. Steven Liff
M. Steven Liff, Vice President

Agreed and accepted this 31st day of March, 2003:

SAN HOLDINGS, INC.

By:	/s/ John Jenkins

Its:	CEO

SOLUNET STORAGE HOLDING CORP.

By:	/s/ M. Steven Liff
Name: M. Steven Liff
Title: Vice President

SUN SOLUNET, LLC

By:	/s/ M. Steven Liff
Name: M. Steven Liff
Title: Vice President